Exhibit 11.2

Consent of Independent Auditor

We consent to the use in this Regulation A Offering Circular on Form 1-A of Fundrise Real Estate Investment Trust, LLC of our report dated June 19, 2015, relating to our audit of the balance sheet as of May 31, 2015. On October 26, 2015, we changed the name of our firm from McGladrey LLP to RSM US LLP.

McLean, Virginia

November 18, 2015